Exhibit 99.2

Part II

Item 6.        Selected Financial Data.

The following selected historical consolidated financial data should be read along with the consolidated financial statements presented in Item 8 and Management’s Discussion and Analysis of Financial Condition and Results of Operations presented in Item 7.

	2017	2016	2015	2014	2013
	(dollars in millions, except per share and per ton data)
Statement of Operations Data:
Net sales	$6,080.5	$5,882.5	$6,692.9	$6,505.7	$5,570.4
Operating profit (loss)	260.2	217.6	(67.4)	17.6	14.8
Net income (loss) attributable to AK Steel Holding Corporation (a)	103.5	(16.8)	(652.3)	(114.2)	(60.2)
Basic earnings (loss) per share	0.33	(0.07)	(3.67)	(0.77)	(0.44)
Diluted earnings (loss) per share (a)	0.32	(0.07)	(3.67)	(0.77)	(0.44)

Other Data:
Total flat-rolled shipments (in thousands of tons)	5,596.2	5,936.4	6,974.0	6,132.6	5,275.8
Selling price per flat-rolled ton	$1,022	$955	$929	$1,021	$1,014
Balance Sheet Data:
Cash and cash equivalents	$38.0	$173.2	$56.6	$70.2	$45.3
Working capital	1,070.1	1,077.1	899.5	1,195.4	763.1
Total assets	4,474.8	4,101.7	4,157.8	5,052.8	3,824.3
Current portion of long-term debt	—	—	—	—	0.8
Long-term debt (excluding current portion)	2,110.1	1,816.6	2,354.1	2,422.0	1,479.6
Current portion of pension and other postretirement benefit obligations	40.1	41.3	77.7	55.6	85.9
Pension and other postretirement benefit obligations (excluding current portion)	894.2	1,093.7	1,146.9	1,225.3	965.4
Total equity (deficit)	300.6	149.8	(528.4)	142.0	432.6

(a)
Under our method of accounting for pensions and other postretirement benefits, we recorded pension corridor charges of $78.4 ($0.34 per diluted share), $144.3 ($0.81 per diluted share) and $2.0 ($0.01 per diluted share) in 2016, 2015 and 2014, and OPEB corridor credits of $35.3 ($0.15 per diluted share) and $13.1 ($0.07 per diluted share) in 2016 and 2015. In 2017, we recorded an asset impairment charge of $75.6 ($0.24 per diluted share) related to the temporarily idled Ashland Works Hot End, a credit of $19.3 ($0.06 per diluted share) for the reversal of a liability for transportation costs and a non-cash credit of $4.3 ($0.01 per diluted share) for the effects of the Tax Cuts and Jobs Act. In 2016, we also recorded pension settlement charges of $25.0 ($0.11 per diluted share) and costs of $69.5 ($0.30 per diluted share) to terminate a pellet offtake agreement and for related transportation costs. In 2015, we also recorded a charge for a temporary facility idling of $28.1 ($0.16 per diluted share) and impairments of our investments in Magnetation of $256.3 ($1.44 per diluted share) and AFSG Holdings, Inc. (“AFSG”) of $41.6 ($0.23 per diluted share).